Calculation of Filing Fee Tables

FORM N-2

(Form Type)

Clarion Partners Real Estate Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	Rule 415(a)(6)	78,478,101		$1,000,000,000			N-2	333- 228963	June 13, 2019	$121,200

Total Offering Amounts						$1,000,000,000

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

(1) Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, this Registration Statement carries forward 78,478,101 of shares of beneficial interest that were previously registered pursuant to Registrant’s Registration Statement on Form N-2 (File No. 333-228963) effective June 13, 2019 (the “Prior Registration Statement”) and which remain unsold as of the filing date of this Registration Statement (the “Unsold Shares”).